Exhibit 1.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of May 12, 2020, by and between                  (the “Holder”), and Inseego Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Holder is the beneficial owner of certain of the Company’s 5.50% Convertible Senior Notes due 2022 (the “Notes”) issued pursuant to a note in global form registered in the name of Cede & Co. (the “Global Note”) in accordance with that certain Indenture, dated January 9, 2017, by and between the Company and Wilmington Trust, National Association (the “Trustee”), as trustee (as amended, the “Indenture”);

WHEREAS, the Company is publicly offering $100 million aggregate principal amount of Convertible Senior Notes due 2025 (the “Notes due 2025”) pursuant to a Registration Statement on Form S-3ASR (File No. 333-238057), filed with the U.S. Securities Exchange Commission (the “SEC”) on May 7, 2020 (the “Registration Statement”), which contains a base prospectus (the “Base Prospectus”), and a final prospectus supplement relating thereto (together with the Base Prospectus, the “Prospectus”), to be filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Public Offering”);

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Holder desire to exchange the principal amount of the Notes set forth on Exhibit A hereto (the “Exchange Notes”), in advance of the maturity date, for (i) $                 million aggregate principal amount of Notes due 2025 (the “New Notes”) and (ii) $                 in cash (the “Cash Consideration” and together with the New Notes, the “Exchange Consideration”), pursuant to a private placement exemption under the Securities Act;

WHEREAS, the consummation of the Exchange (as defined below) will occur immediately following and contingent upon the closing of the Public Offering; and

WHEREAS, the Company agrees to register the New Notes, including shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the New Notes, on the terms and subject to the conditions to be set forth in the Registration Rights Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Exchange

Section 1.01 Exchange. Upon the terms and subject to the conditions set forth in this Agreement, the Holder shall surrender the Exchange Notes to the Trustee for cancellation, pursuant to Section 2.13 of the Indenture, and the Company shall issue and pay the Exchange Consideration to the Holder. Upon cancellation of the Exchange Notes, and issuance and payment of the New Notes and the Cash Consideration, as described below, the Holder hereby releases all claims arising out of or related to the Exchange Notes, including, but not limited to, any accrued and unpaid interest payable with respect to the Exchange Notes. On the Closing Date (as defined below), the following transactions shall occur (collectively, the “Exchange”):

(a) the Holder shall instruct its custodian to post a one-sided Deposit and Withdrawal at Custodian (“DWAC”) withdrawal request through the DWAC facilities of The Depository Trust Company (“DTC”) for the aggregate amount of the Exchange Notes identified by CUSIP/ISIN #: 45782B AA2/US45782BAA26, and the Company shall instruct the Trustee to cancel the Exchange Notes upon receipt, thereby reducing the outstanding principal amount of the Global Note;

(b) the Company shall cause the Trustee to deliver the New Notes to the Holder in certificated form or to the Holder’s DTC account(s) through the DWAC facilities set forth opposite the Holder’s name on Exhibit B hereto, in accordance with the terms of the New Indentures (as defined below), against delivery of the Exchange Notes pursuant to subsection (a) above; and

(c) the Company shall pay to the Holder, by wire transfer of immediately available funds, to the account set forth on Exhibit B hereto, an amount in cash equal to the Cash Consideration.

Section 1.02 Closing.

(a) The closing of the Exchange (the “Closing”) will take place at the offices of Paul Hastings LLP, 4747 Executive Drive, Twelfth Floor, San Diego, CA 92121, or such other location as may be agreed upon by the parties, immediately following the closing of the Public Offering or at such other time and place as may be agreed upon by the parties (the “Closing Date”).

(b) The obligations of the Holder to deliver (or cause to be delivered) the Exchange Notes is subject to the following conditions: (i) the representations and warranties of the Company as set forth in Article III shall be true and correct and (ii) no litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(c) The obligations of the Company to deliver the Exchange Consideration is subject to: (i) the Holder properly submitting (or causing to be submitted) the Exchange Notes for withdrawal through the DWAC program; (ii) the representations and warranties of the Holder as set forth in Article II shall be true and correct; (iii) no litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement and (iv) the Company shall have entered into the New Indentures and consummated the Public Offering.

ARTICLE II

Representations, Warranties and Covenants of the Holder

The Holder represents and warrants to, and agrees with, the Company as set forth below in this Article II, as of the date hereof and as of the Closing, each of which is being relied upon by the Company, as the case may be, as a material inducement to enter into and perform this Agreement:

Section 2.01 Existence and Power.

(a) The Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite entity power and authority to carry out the transactions contemplated hereby in accordance with the terms hereof.

(b) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by the Holder (i) will contravene any formation documents of the Holder, (ii) will constitute a violation of or a default under, or conflict with or require a filing with, or consent, approval or authorization under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which the Holder is a party or by which the Holder or any of its assets are bound, or (iii) will require the Holder to make any filing to any governmental or quasi-governmental authority.

Section 2.02 Valid and Enforceable Agreement; Authorization. The execution, delivery and performance by the Holder of this Agreement has been duly authorized by all requisite entity action. This Agreement constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Section 2.03 Title to Exchange Notes. The Holder is the sole beneficial owner of and, at the Closing, will be the sole legal and beneficial owner of the Exchange Notes. The Holder has good, valid and marketable title to the Exchange Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto created by the Holder, other than pledges or security interests that the Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker, which will be terminated in connection with Closing. The Holder has not, in whole or in part (except as described in the preceding sentence), (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Exchange Notes or its rights in the Exchange Notes, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Exchange Notes.

Section 2.04 Reliance on Exemptions. The Holder acknowledges that the New Notes are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the New Notes.

Section 2.05 Purchase Entirely for Own Account. The New Notes to be received by the Holder hereunder will be acquired for the Holder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold any of the New Notes (or the shares of Common Stock issuable upon conversion thereof) for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such New Notes pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. The Holder is acquiring the New Notes hereunder in the ordinary course of its business. The Holder does not presently have any agreement or understanding, directly or indirectly with any person to distribute or effect any distribution of the New Notes (or the shares of Common Stock issuable upon conversion thereof) to or through any person or entity. The Holder is not, nor is any affiliate of the Holder, a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in business that would require it to be so registered.

Section 2.06 Investment Experience. The Holder understands that the purchase of the New Notes involves a substantial risk and acknowledges that it can bear the economic risk and complete loss of its investment in the New Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of transactions contemplated hereby.

Section 2.07 Disclosure of Information. The Holder has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the New Notes, and has conducted and completed its own independent due diligence. The Holder acknowledges that no officer, director, attorney, broker-dealer, placement agent, finder or other person affiliated with the Company has given the Holder any information or made any representations, oral or written, other than as expressly provided in this Agreement, on which the Holder has relied upon in deciding to enter into the transactions contemplated hereby. Based on the information the Holder has deemed appropriate, it has independently made its own analysis and decision to enter into this Agreement. The Holder has sought its own accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the transactions contemplated hereby. Neither such inquiries nor any other due diligence investigation conducted by the Holder shall modify, limit or otherwise affect the Holder’s right to rely on the Company’s representations and warranties contained in this Agreement.

Section 2.08 Restricted Securities. The Holder understands that the New Notes (and any shares of Common Stock issued upon the conversion thereof) will be “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Holder acknowledges and agrees that the New Notes will constitute part of the same series as the Notes due 2025 offered in the Public Offering, but will not be fungible with such notes (and will have a separate CUSIP number).

Section 2.09 Legends. It is understood that the New Notes may bear the following or any similar legend that may be required by the terms of the New Indentures:

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER, AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)    TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)    TO A PERSON THAT IT REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)    PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)    PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH 2(D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 2.10 Accredited Investor. At the time the Holder was offered the New Notes, it was, and as of the date hereof and the Closing Date, is an “accredited investor” within the meaning of Rule 501 under the Securities Act and has previously executed and delivered to the Company an Investor Questionnaire, which the Holder represents and warrants is true, correct and complete. The Holder is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of the transactions contemplated hereby.

Section 2.11 No General Solicitation. The Holder acknowledges that the New Notes were offered to it solely by direct contact between the Holder and the Company or the authorized representatives of the Company, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act).

Section 2.12 Consultation with Own Advisors. The Holder has been advised to consult with its own attorney and other financial and tax advisers regarding all legal matters concerning an investment in the Company and the tax consequences of acquiring the New Notes and consummation of the Exchange, and has done so, to the extent the Holder considers necessary.

Section 2.13 No Rule 506 Disqualifying Activities. The Holder has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

Section 2.14 Residency. The Holder is a resident of the jurisdiction specified in its address on the signature page hereto.

Section 2.15 No Government Recommendation or Approval. The Holder understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the offering of the New Notes.

ARTICLE III

Representations, Warranties and Covenants of the Company

The Company represents and warrants to, and agrees with, the Holder as set forth below in this Article III, as of the date hereof and as of the Closing, each of which is being relied upon by the Holder, as the case may be, as a material inducement to enter into and perform this Agreement:

Section 3.01 Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by the Company (i) will contravene the certificate of incorporation or the bylaws of the Company, (ii) will constitute a violation of or a default under, or conflict with or require a consent, approval or authorization under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which the Company is a party or by which the Company or any of its assets are bound, or (iii) will require the Company to make any filing to any governmental or quasi-governmental authority, except for filings related to the Public Offering, the filing of a Form 8-K with the SEC and any filing that may be required by the Nasdaq Stock Market or pursuant to applicable blue sky laws, each of which has been filed or will be filed on a timely basis.

Section 3.02 Valid and Enforceable Agreement; Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Section 3.03 Disclosure. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.04 Compliance with Securities Laws. The transactions contemplated hereby do not contravene with any applicable securities laws and the rules and regulations promulgated thereunder.

Section 3.05 Terms of the New Notes. The New Notes will be issued pursuant to an indenture, as supplemented by a supplemental indenture, each to be dated as of the closing date of the Public Offering (collectively, the “New Indentures”), and shall contain such terms as described in Exhibit C hereto. The Registration Statement, as of its effective date, and the Prospectus, as of its filing date, taken together, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV

Miscellaneous Provisions

Section 4.01 Agreement to Enter into Registration Rights Agreement. The parties hereby agree, following the Closing Date, to negotiate in good faith and enter into a registration rights agreement, pursuant to which, subject to the terms and conditions set forth therein, the Company would agree to file a registration statement, promptly following the Closing Date, for the purpose of effecting the registration for resale of the Notes and any shares of Common Stock issuable upon conversion of the Notes (the “Registration Rights Agreement”).

Section 4.02 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 4.03 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.04 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder.

Section 4.05 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.06 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.07 Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, City of New York, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

Section 4.08 Survival. The representations, warranties and covenants of the Company and Holder contained in Articles II, III and IV shall survive the survive cancellation of the Exchange Notes and issuance of the New Notes, until the expiration of the applicable statute of limitations.

Section 4.09 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.10 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 4.11 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile or other electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and telephone numbers for such communications shall be:

If to the Company:

Inseego Corp. 9710 Scranton Road, Suite 200
San Diego, California 92121
Attention: Stephen M. Smith
Telephone: (858) 247-2149 Email: stephen.smith@inseego.com

with a copy (for informational purposes only) to:

Paul Hastings LLP 4747 Executive Drive, Twelfth Floor
San Diego, CA 92121
Attention: Teri O’Brien

Telephone: (858) 458-3031
Email: teriobrien@paulhastings.com

If to Holder, to the address specified on the signature page hereto.

Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

Section 4.12 Interpretations. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 4.13 Further Assurances. The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.14 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

INSEEGO CORP.

By:
Name:	Stephen M. Smith
Title:	Executive Vice President and Chief
Financial Officer

HOLDER:

By:
Name:
Title:

Address: